Filed Pursuant to Rule 433

Registration Nos. 333-280854 and 333-280854-01

Full Pricing Details: Synchrony $750M Credit Card ABS

Joint Bookrunners :	Barclays (str), J.P. Morgan, RBC
Co-Managers :	BofA, TD
Active Co-Managers :	CastleOak, Mischler, Siebert Williams

PRICED - TOE: 2:30 PM ET

-CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL	S/F	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A	750.000	2.93	AAA/AAA	05/15/28	05/15/31	I-CRV	+63	4.540%	4.49%	99.97886%

Size :	$750,000,000
Expected Settle :	06/09/25	Min Denoms :	$10k x $1k
First Pmt Date :	07/15/25	Registration :	Public/SEC-registered
Expected Ratings :	S&P / Fitch	ERISA Eligible :	Yes
Bloomberg Ticker :	SYNIT 2025-A2	US RR Compliance :	Yes
Bill & Deliver :	Barclays	EU RR Compliance :	EU Article 6(3)(b) retention / No Article 7 compliance

------ CUSIP ----------- ISIN --------

A 87166PAQ4 | US87166PAQ46

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- Available Materials -

Preliminary Prospectus and FWP (attached)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.